Exhibit 8.1

June 30, 2020

Fortress Transportation and Infrastructure Investors LLC
Offering of 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable
Preferred Shares and 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares

Ladies and Gentlemen:

We have acted as counsel for Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and sale from time to time by the Company of shares of the Company’s 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares and 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares, each par value $0.01 per share, representing limited liability company interests in the Company, with a liquidation preference of $25.00 per share (collectively, the “Preferred Shares”).  The Preferred Shares will be registered pursuant to the automatic shelf registration statement on Form S-3 (Registration No. 333-236770) filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 28, 2020, under the Securities Act of 1933, including the related prospectus dated February 28, 2020, as supplemented by the related prospectus supplement (the “Prospectus Supplement”) dated June 30, 2020 (as so supplemented, the “Registration Statement”).

In that connection, we have examined and relied upon (i) the Registration Statement, (ii) the officer’s certificate dated the date hereof and addressed to us by Scott Christopher, the Chief Financial Officer of the Company (the “Officer’s Certificate”), (iii) the Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 20, 2015, as amended by the First Amendment thereto dated March 8, 2016, (iv) the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 12, 2019, and (v) the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 27, 2019.  In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed that (i) relevant statements set forth in the Registration Statement are true, correct and complete, (ii) the representations as to factual matters made by the Company in the Officer’s Certificate are true, correct and complete and will remain true, correct and complete at all times in the foreseeable future and (iii) the representations made in the Officer’s Certificate qualified by belief, knowledge, materiality or any similar qualification are true, correct and complete without such qualification.  If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or the facts and circumstances relevant to the Company, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein.  We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.  Finally, our opinion is limited to the tax matters specifically covered hereby.  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Federal law of the United States.

Based upon the foregoing, in our opinion, the Company will be treated, for U.S. Federal income tax purposes, as a partnership and not as an association or a publicly traded partnership (within the meaning of Section 7704 of the Code) subject to tax as a corporation.  The Company’s treatment as a partnership depends upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income and various other qualification tests imposed under the Code, the results of which are not reviewed by us.  Accordingly, no assurance can be given that the actual results of the Company’s operations for its current or any future taxable year will satisfy the requirements for treatment as a partnership under the Code.

We hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Company’s Current Report on Form 8-K filed on June 30, 2020, to the references to our Firm in the Prospectus Supplement and to the incorporation by reference of this opinion into the Registration Statement.  In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Fortress Transportation and Infrastructure Investors LLC
ATTN: Nadeem Harb
Tax Director
1345 Avenue of the Americas, 26th Floor
New York, New York 10105

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